Exhibit 99.1
eBAY INC. REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Net Income up Double Digits in 2011 on Record Revenue

eBay Tightens Range on Three-Year Outlook Reflecting Increased Confidence

SAN JOSE, Calif., January 18, 2012 — eBay Inc., a global commerce platform and payments leader (NASDAQ: EBAY), today reported that revenue for the fourth quarter ended December 31, 2011, increased 35% to $3.4 billion, compared to the same period of 2010. The company reported fourth quarter net income on a GAAP basis of $2.0 billion, or $1.51 per diluted share, and non-GAAP net income of $788.6 million, or $0.60 per diluted share. The year-over-year increase in the fourth quarter GAAP earnings per diluted share was driven primarily by a gain on the sale of the company's remaining investment in Skype. The year-over-year increase in the fourth quarter non-GAAP earnings per diluted share was driven primarily by strong top-line growth and improved productivity partially offset by a higher tax rate.

For the full year, revenue increased 27% to $11.7 billion, compared to 2010. The company generated net income on a GAAP basis of $3.2 billion, or $2.46 per diluted share, and non-GAAP net income of $2.7 billion, or $2.03 per diluted share.

“We had a strong fourth quarter finish to an excellent year, increasing our confidence in our three-year outlook,” said eBay Inc. President and CEO John Donahoe. “Across eBay, PayPal, GSI and X.commerce, we have a robust portfolio of global commerce platforms and innovative mobile, local and social commerce technology assets. We are well-positioned to compete in the emerging new retail environment, and to help retailers of all sizes grow and engage their customers anytime, anywhere. We are a different eBay today, no longer just an ecommerce leader but a stronger, more diverse global commerce company shaping the future of shopping and payments.”

The company's PayPal business continued to expand its leadership position in global payments. PayPal ended the quarter with 106.3 million active registered accounts, a 13% increase year over year. On average, PayPal added a million new accounts every month in 2011. PayPal revenue for the quarter increased 28% year over year driven primarily by continued merchant and consumer adoption as well as increased penetration on eBay. In the fourth quarter, revenue from PayPal's international markets exceeded revenue from the U.S. for the first time, reflecting the company's strong global footprint and growth in emerging markets. PayPal's net total payment volume (TPV) grew 24% to $33.4 billion in the fourth quarter of 2011. The company's mobile payment volume reached $4.0 billion in 2011, more than five times the mobile payment volume in the prior year, as more consumers used their smartphones and tablets to pay online.

The company's Marketplaces business also delivered strong fourth quarter performance. Marketplaces revenue for the quarter was up 16% year over year, due primarily to increased buying and selling on our platforms and growth from acquisitions. Gross merchandise volume (GMV), excluding vehicles, increased 10% to $16.5 billion with sold items up 11% globally year over year. U.S. GMV, excluding vehicles, increased 10% year over year, reflecting the success of eBay's tailored shopping experiences, the strong results delivered by eBay's top-rated sellers and the benefits of site enhancements. International GMV, excluding vehicles, increased 9% year over year, driven primarily by stable growth in Europe and improved performance in Asia. eBay mobile reached a record $5 billion transacted through mobile devices during 2011 as increased adoption of eBay's mobile apps and product innovation drove deeper customer engagement across all platforms.

The company's GSI business, which was acquired in the second quarter of 2011, contributed $363.6 million in revenue for the fourth quarter. GSI generated $1.4 billion in global ecommerce (GeC) merchandise sales during the quarter, driven by strong performance by top merchants, where same store sales grew 26% year over year, outpacing ecommerce growth rates in the fourth quarter.

Fourth Quarter and Full Year 2011 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
GAAP
Net revenue	$3,380	$2,495	$885	35%	$11,652	$9,156	$2,496	27%
Net income	$1,980	$559	$1,421	254%	$3,229	$1,801	$1,428	79%
Earnings per diluted share	$1.51	$0.42	$1.09	260%	$2.46	$1.36	$1.10	81%
Non-GAAP
Net income	$789	$684	$105	15%	$2,667	$2,299	$368	16%
Earnings per diluted share	$0.60	$0.52	$0.08	15%	$2.03	$1.73	$0.30	17%

	Fourth Quarter				Full Year
	2011	2010	Change		2011	2010	Change
Business Units
Payments
Net revenue	$1,240	$971	$269	28%	$4,412	$3,436	$976	28%
Net total payment volume	$33,372	$26,866	$6,506	24%	$118,758	$91,956	$26,802	29%
Merchant Services	$21,959	$16,982	$4,977	29%	$77,700	$57,232	$20,468	36%
On eBay	$11,413	$9,884	$1,529	15%	$41,058	$34,724	$6,334	18%
Marketplaces
Net revenue	$1,772	$1,524	$248	16%	$6,642	$5,721	$921	16%
Gross merchandise volume (excl. vehicles)	$16,490	$15,039	$1,451	10%	$60,332	$53,532	$6,800	13%
U.S.	$6,157	$5,584	$573	10%	$22,866	$20,416	$2,450	12%
International	$10,333	$9,455	$878	9%	$37,466	$33,116	$4,350	13%
GSI
Net revenue**	$364	$—	$364	N/A	$590	$—	$590	N/A
GeC Merchandise Sales	$1,362	$—	$1,362	N/A	$2,046	$—	$2,046	N/A
** Full year 2011 results reflect net revenue attributable to the GSI segment for the period from June 17, 2011 (the date that the acquisition was completed) through December 31, 2011.

Other Selected Financial Results

•
Operating margin — GAAP operating margin decreased to 22.3% for the fourth quarter of 2011 compared to 23.7% for the same period last year. Non-GAAP operating margin decreased to 28.7% for the quarter, compared to 29.5% for the same period last year. The decrease in non-GAAP operating margin was due primarily to the impact of acquisitions and business mix. All three business segment margins increased during the fourth quarter of 2011 with Marketplaces, Payments and GSI generating segment margins of 40.6%, 24.7% and 21.4%, respectively, compared to 38.5%, 19.5% and 2.8%, respectively, in the third quarter of 2011.

•
Taxes — The GAAP effective tax rate for the fourth quarter of 2011 was 19%, compared to 5% for the fourth quarter of 2010. For the fourth quarter of 2011, the non-GAAP effective tax rate was 20% compared to 8% for the fourth quarter of 2010. The increase in the effective tax rate was due primarily to the settlement of uncertain tax positions in the fourth quarter of 2010.

•	Cash flow — The company generated $982 million of operating cash flow and $691 million of free cash flow during the fourth quarter.

•	Stock repurchase program — The company repurchased approximately $250 million of its common stock in the fourth quarter.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $7.5 billion at December 31, 2011, compared to $7.8 billion at December 31, 2010.

Business Outlook

•
First quarter 2012 — eBay expects net revenues in the range of $3,050 - $3,150 million with GAAP earnings per diluted share in the range of $0.37 - $0.38 and non-GAAP earnings per diluted share in the range of $0.50 - $0.51.

•
Full year 2012 — eBay expects net revenues in the range of $13,700 - $14,000 million with GAAP earnings per diluted share in the range of $1.76 - $1.81 and non-GAAP earnings per diluted share in the range of $2.25 - $2.30.

Quarterly Conference Call
eBay will host a conference call to discuss fourth quarter and full year 2011 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.
Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is a global commerce platform and payments leader. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. X.commerce brings together the technology assets and developer communities of eBay, PayPal and Magento, an ecommerce platform, to support eBay Inc.'s mission of enabling commerce. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2012, the company's three-year outlook and the future growth in the Payments, Marketplaces and GSI businesses. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any European economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future, including GSI; the company's need to increasingly achieve growth from its existing users, particularly in its more established markets; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2011	December 31, 2010
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$4,691,101	$5,577,411
Short-term investments	1,238,301	1,045,403
Accounts receivable, net	681,593	454,366
Loans and interest receivable, net	1,501,473	956,189
Funds receivable and customer accounts	3,967,550	2,550,731
Other current assets	581,436	481,238
Total current assets	12,661,454	11,065,338
Long-term investments	2,452,763	2,492,012
Property and equipment, net	1,986,216	1,523,333
Goodwill	8,364,989	6,193,163
Intangible assets, net	1,406,380	540,711
Other assets	448,416	189,205
Total assets	$27,320,218	$22,003,762
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$564,601	$300,000
Accounts payable	283,102	184,963
Funds payable and amounts due to customers	3,967,550	2,550,731
Accrued expenses and other current liabilities	1,510,836	1,343,888
Deferred revenue	110,429	96,464
Income taxes payable	297,686	40,468
Total current liabilities	6,734,204	4,516,514
Deferred and other tax liabilities, net	1,072,951	645,457
Long-term debt	1,525,047	1,494,227
Other liabilities	58,137	45,385
Total liabilities	9,390,339	6,701,583

Total stockholders' equity	17,929,879	15,302,179
Total liabilities and stockholders' equity	$27,320,218	$22,003,762

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)

Net revenues (2)	$3,380,010	$2,495,350	$11,651,654	$9,156,274
Cost of net revenues (1)	1,034,432	702,473	3,460,184	2,564,667
Gross profit	2,345,578	1,792,877	8,191,470	6,591,607
Operating expenses:
Sales and marketing (1)	671,822	538,765	2,435,048	1,946,815
Product development (1)	344,250	246,175	1,235,171	908,434
General and administrative (1)	345,987	278,878	1,364,221	1,079,383
Provision for transaction and loan losses	145,015	96,215	516,656	392,240
Amortization of acquired intangible assets	85,396	41,623	267,374	189,727
Restructuring	(7)	1,000	(489)	21,437
Total operating expenses	1,592,463	1,202,656	5,817,981	4,538,036
Income from operations (2)	753,115	590,221	2,373,489	2,053,571
Interest and other income (expense), net	1,682,086	(2,816)	1,536,557	44,876
Income before income taxes	2,435,201	587,405	3,910,046	2,098,447
Provision for income taxes	(455,589)	(28,218)	(680,659)	(297,486)
Net income	$1,979,612	$559,187	$3,229,387	$1,800,961
Net income per share:
Basic	$1.54	$0.43	$2.50	$1.38
Diluted	$1.51	$0.42	$2.46	$1.36
Weighted average shares:
Basic	1,288,525	1,302,239	1,292,775	1,305,593
Diluted	1,308,467	1,325,659	1,312,950	1,327,417

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13,287	$12,648	$55,924	$48,764
Sales and marketing	31,430	26,178	131,800	106,208
Product development	31,913	25,457	122,691	101,001
General and administrative	34,626	29,377	146,773	125,519
	$111,256	$93,660	$457,188	$381,492

(2) For the three-month period ended December 31, 2011, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, negatively impacted net revenues by approximately $11.7 million and positively impacted operating income by approximately $1.2 million compared to the same period of the prior year. For the year ended 2011, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, positively impacted net revenues by approximately $202.4 million and positively impacted operating income by approximately $63.2 million compared to the same period of the prior year.

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$1,979,612	$559,187	$3,229,387	$1,800,961
Adjustments:
Provision for transaction and loan losses	145,015	96,215	516,656	392,240
Depreciation and amortization	272,553	192,288	939,953	762,465
Stock-based compensation	111,256	93,660	457,188	381,492
Investment gains, net	(1,667,630)	—	(1,484,529)	—
Changes in assets and liabilities, net of acquisition effects	141,454	(87,345)	(384,981)	(591,398)
Net cash provided by operating activities	982,260	854,005	3,273,674	2,745,760
Cash flows from investing activities:
Purchases of property and equipment, net	(291,647)	(197,467)	(963,498)	(723,912)
Changes in principal loans receivable, net	(332,411)	(241,486)	(586,508)	(379,730)
Purchases of investments	(406,584)	(620,872)	(2,290,183)	(2,643,514)
Maturities and sales of investments	298,472	252,684	1,596,064	1,436,207
Acquisitions, net of cash acquired	(67,933)	(83,568)	(3,223,055)	(90,568)
Proceeds from the sale of Skype	2,269,146	—	2,269,146	—
Repayment of Skype note receivable	—	—	—	125,000
Other	(7,010)	(1,029)	(108,828)	(5,953)
Net cash provided by (used in) investing activities	1,462,033	(891,738)	(3,306,862)	(2,282,470)
Cash flows from financing activities:
Proceeds from issuance of common stock	54,490	116,675	242,210	235,527
Repurchases of common stock	(249,854)	(413,406)	(1,063,986)	(711,068)
Excess tax benefits from stock-based compensation	14,224	15,242	79,681	41,891
Tax withholdings related to net share settlements of restricted stock awards and units	(16,871)	(13,721)	(147,130)	(120,646)
Net borrowings (repayments) under commercial paper program	(450,000)	300,000	250,000	300,000
Proceeds from issuance of long-term debt	—	1,488,702	—	1,488,702
Repayment of acquired debt	—	—	(199,271)	—
Funds receivable and customer accounts	(672,441)	(57,875)	(1,368,501)	(392,786)
Funds payable and amounts due to customers	672,441	57,875	1,368,501	392,786
Net cash provided by (used in) financing activities	(648,011)	1,493,492	(838,496)	1,234,406
Effect of exchange rate changes on cash and cash equivalents	(104,131)	(59,255)	(14,626)	(120,103)
Net (decrease) increase in cash and cash equivalents	1,692,151	1,396,504	(886,310)	1,577,593
Cash and cash equivalents at beginning of period	2,998,950	4,180,907	5,577,411	3,999,818
Cash and cash equivalents at end of period	$4,691,101	$5,577,411	$4,691,101	$5,577,411

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Net transaction revenues	(In thousands, except percentages)

Marketplaces	$1,443,253	$1,353,660	$1,349,640	$1,284,755	$1,259,179
Current quarter vs prior quarter	7%	—%	5%	2%	6%
Current quarter vs prior year quarter	15%	14%	14%	10%	3%
Percent of Marketplaces revenue from international	57%	56%	56%	56%	57%

Payments	1,156,659	1,032,816	991,118	942,709	926,161
Current quarter vs prior quarter	12%	4%	5%	2%	16%
Current quarter vs prior year quarter	25%	29%	29%	23%	22%
Percent of Payments revenue from international	55%	53%	52%	50%	51%

GSI (1)	295,155	148,444	16,060	N/A	N/A
Current quarter vs prior quarter	99%	N/A	N/A
Percent of GSI revenue from international	3%	3%	5%
Total net transaction revenues	2,895,067	2,534,920	2,356,818	2,227,464	2,185,340
Current quarter vs prior quarter	14%	8%	6%	2%	10%
Current quarter vs prior year quarter	32%	28%	21%	15%	5%

Marketing services and other revenues

Marketplaces	328,910	299,246	313,799	268,507	264,996
Current quarter vs prior quarter	10%	(5)%	17%	1%	17%
Current quarter vs prior year quarter	24%	33%	45%	26%	9%
Percent of Marketplaces revenue from international	72%	74%	74%	74%	69%

Payments	82,931	74,386	81,878	49,638	45,014
Current quarter vs prior quarter	11%	(9)%	65%	10%	12%
Current quarter vs prior year quarter	84%	84%	77%	16%	17%
Percent of Payments revenue from international	17%	9%	6%	9%	10%

GSI (1)	68,452	54,174	7,779	N/A	N/A
Current quarter vs prior quarter	26%	N/A	N/A
Percent of GSI revenue from international	—%	—%	—%

Corporate and other	4,650	3,035	N/A	N/A	N/A
Total marketing services and other revenues	484,943	430,841	403,456	318,145	310,010
Current quarter vs prior quarter	13%	7%	27%	3%	17%
Current quarter vs prior year quarter	56%	62%	54%	24%	7%

Total net revenues	$3,380,010	$2,965,761	$2,760,274	$2,545,609	$2,495,350
Current quarter vs prior quarter	14%	7%	8%	2%	11%
Current quarter vs prior year quarter	35%	32%	25%	16%	5%

Net Revenues by Geography (2)	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
	(In thousands, except percentages)
U.S. net revenues	$1,665,476	$1,427,811	$1,249,303	$1,141,051	$1,119,642
Current quarter vs prior quarter	17%	14%	9%	2%	6%
Current quarter vs prior year quarter	49%	35%	21%	14%	7%
Percent of total	49%	48%	45%	45%	45%

International net revenues	1,714,534	1,537,950	1,510,971	1,404,558	1,375,708
Current quarter vs prior quarter	11%	2%	8%	2%	15%
Current quarter vs prior year quarter	25%	29%	28%	18%	4%
Percent of total	51%	52%	55%	55%	55%

Total net revenues	$3,380,010	$2,965,761	$2,760,274	$2,545,609	$2,495,350
Current quarter vs prior quarter	14%	7%	8%	2%	11%
Current quarter vs prior year quarter	35%	32%	25%	16%	5%

(1)
Net revenue attributable to the GSI segment for the three months ended June 30, 2011, reflects net revenues for the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.

(2)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
	(In millions, except percentages)
Active registered accounts (1)	106.3	103.0	100.3	97.7	94.4
Current quarter vs prior quarter	3%	3%	3%	3%	4%
Current quarter vs prior year quarter	13%	14%	15%	16%	17%

Net number of payments (2)	548.1	459.2	432.0	424.6	421.1
Current quarter vs prior quarter	19%	6%	2%	1%	18%
Current quarter vs prior year quarter	30%	29%	29%	26%	28%

Net total payment volume (3)	$33,372	$29,282	$28,742	$27,362	$26,866
Current quarter vs prior quarter	14%	2%	5%	2%	20%
Current quarter vs prior year quarter	24%	31%	34%	28%	26%
Merchant Services net total payment volume as % of net total payment volume	66%	66%	66%	64%	63%

Transaction rates
Take rate	3.71%	3.78%	3.73%	3.63%	3.61%
Transaction expense	1.04%	1.14%	1.11%	1.11%	1.11%
Loss rate	0.27%	0.31%	0.25%	0.21%	0.20%
Transaction margin (4)	64.8%	61.5%	63.6%	63.7%	63.5%

Loan portfolio rates
Risk adjusted margin (5)	16.9%	18.0%	16.5%	14.7%	14.4%
Net charge-off rate (6)	4.4%	4.3%	4.4%	4.9%	6.1%
90-day delinquency rate (7)	2.4%	2.6%	2.2%	2.2%	2.4%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.

(2)
Number of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payments gateway business, and on Bill Me Later accounts during the quarter.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payment gateway business, and on Bill Me Later accounts during the period.

(4)
Transaction Margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global  total revenues divided by total TPV).

(5)
The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.

(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.

(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
	(In millions, except percentages)
Active Users (1)	100.4	98.7	97.2	95.9	94.5
Current quarter vs prior quarter	2%	2%	1%	1%	1%
Current quarter vs prior year quarter	6%	6%	6%	5%	5%

Gross Merchandise Volume (excluding vehicles) (2)	$16,490	$14,666	$14,680	$14,496	$15,039
Current quarter vs prior quarter	12%	—%	1%	(4)%	19%
Current quarter vs prior year quarter	10%	16%	17%	8%	6%

Vehicles Gross Merchandise Volume (3)	$1,864	$2,149	$2,238	$2,050	$1,920
Current quarter vs prior quarter	(13)%	(4)%	9%	7%	(11)%
Current quarter vs prior year quarter	(3)%	—%	2%	1%	(8)%

Fixed Price Trading (4) as % of total gross merchandise volume	64%	63%	62%	61%	62%

eBay's classifieds websites and Shopping.com are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011 (1)	2011	2010
	(In millions, except percentages)
GeC Merchandise Sales (2)	$1,362	$608	$76	N/A	N/A

(1)	Reflects the period from June 17, 2011 (the date that the acquisition was completed) to June 30, 2011.

(2)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ended
March 31, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$3,050 - $3,150	$3,050 - $3,150
Diluted EPS	$0.37 - $0.38	$0.50 - $0.51

Twelve Months Ended
December 31, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$13,700 - $14,000	$13,700 - $14,000
Diluted EPS	$1.76 - $1.81	$2.25 - $2.30

(a)
Estimated non-GAAP amounts above for the three months ending March 31, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $95-$105 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $140-$150 million and the accretion of a note receivable of approximately $5 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $390-$410 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $570-$625 million and the accretion of a note receivable of approximately $20 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype's stock-based compensation expense.
Employer payroll taxes on stock-based compensation. This amount is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(In thousands, except percentages)
GAAP operating income	$753,115	$590,221	$2,373,489	$2,053,571
Stock-based compensation expense	111,256	93,660	457,188	381,492
Employer payroll taxes on stock-based compensation	1,167	1,565	17,334	13,845
Acquisition related transaction expenses	793	—	58,070	—
Amortization of acquired intangible assets within cost of net revenues	19,781	8,660	61,039	40,156
Amortization of acquired intangible assets within operating expenses	85,396	41,623	267,374	189,727
Restructuring	(7)	1,000	(489)	21,437
Non-GAAP operating income	$971,501	$736,729	$3,234,005	$2,700,228
Non-GAAP operating margin	28.7%	29.5%	27.8%	29.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
GAAP net income	$1,979,612	$559,187	$3,229,387	$1,800,961
Stock-based compensation expense	111,256	93,660	457,188	381,492
Employer payroll taxes on stock-based compensation	1,167	1,565	17,334	13,845
Acquisition related transaction expense	793	—	58,070	—
Amortization of acquired intangible assets within cost of net revenues	19,781	8,660	61,039	40,156
Amortization of acquired intangible assets within operating expenses	85,396	41,623	267,374	189,727
Restructuring	(7)	1,000	(489)	21,437
Amortization of intangibles and stock-based compensation for Skype	—	12,636	43,098	35,809
Gain from the acquisition of a business	—	—	(73,400)	—
Accretion of note receivable	(4,321)	—	(8,270)	—
Sale of Skype and transaction related items	(1,664,079)	—	(1,664,079)	18,048
Loss on divested business	—	—	256,501	—
Income taxes associated with certain non-GAAP entries	259,024	(34,546)	23,006	(202,759)
Non-GAAP net income	$788,622	$683,785	$2,666,759	$2,298,716

Diluted net income per share:
GAAP	$1.51	$0.42	$2.46	$1.36
Non-GAAP	$0.60	$0.52	$2.03	$1.73
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,308,467	1,325,659	1,312,950	1,327,417

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$455,589	$28,218	$680,659	$297,486
Income taxes associated with certain non-GAAP entries	(259,024)	34,546	(23,006)	202,759
Non-GAAP provision for income taxes (b)	$196,565	$62,764	$657,653	$500,245

GAAP income before income taxes (c)	$2,435,201	$587,405	$3,910,046	$2,098,447
Stock-based compensation expense	111,256	93,660	457,188	381,492
Employer payroll taxes on stock-based compensation	1,167	1,565	17,334	13,845
Acquisition related transaction expense	793	—	58,070	—
Amortization of acquired intangible assets within cost of net revenues	19,781	8,660	61,039	40,156
Amortization of acquired intangible assets within operating expenses	85,396	41,623	267,374	189,727
Restructuring	(7)	1,000	(489)	21,437
Amortization of intangibles and stock-based compensation for Skype	—	12,636	43,098	35,809
Gain from the acquisition of a business	—	—	(73,400)	—
Accretion of note receivable	(4,321)	—	(8,270)	—
Sale of Skype and transaction related items	(1,664,079)	—	(1,664,079)	18,048
Loss on divested business	—	—	256,501	—
Non-GAAP income before income taxes (d)	$985,187	$746,549	$3,324,412	$2,798,961

GAAP effective tax rate (a/c)	19%	5%	17%	14%

Non-GAAP effective tax rate (b/d)	20%	8%	20%	18%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(In thousands)
Net cash provided by operating activities	$982,260	$854,005	$3,273,674	$2,745,760
Less: Purchases of property and equipment, net	(291,647)	(197,467)	(963,498)	(723,912)
Free cash flow	$690,613	$656,538	$2,310,176	$2,021,848